Exhibit 99.1

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - September 10, 2003
Email: investor_relations@smartire.com
Contact: Judy Leclercq
1.800.982.2001

SmarTire Signs Multi-Million Dollar Distribution Agreement in Principle

Master Distributor to establish network of certified dealers throughout China

RICHMOND, BRITISH COLUMBIA, CANADA: September 10, 2003 - SmarTire Systems Inc. (OTCBB: SMTR) announced today that it has signed an agreement in principle appointing Beijing Boom Technology Co. Ltd. as the Master Distributor of SmarTire's industry-leading Tire Pressure Monitoring Systems (TPMS) in China. Beijing Boom Technology has agreed to purchase over $1.5 million in additional aftermarket passenger car TPMS systems at fixed intervals over the next twelve months. In order to maintain its status as SmarTire's Master Distributor in China, Beijing Boom Technology must also purchase approximately $3.9 million in additional aftermarket passenger car TPMS systems during the twelve-month period commencing September 1, 2004.

Beijing Boom Technology must also establish a network of certified dealers in all provinces of China by May 1, 2004. The parties have agreed to work together to finalize a formal Master Distributor Agreement, which reflects the agreement in principle.

"The initial success that we have achieved with SmarTire's products has confirmed our belief for the potential of TPMS in the Chinese market," says Cai Jian Ming, President of Beijing Boom Technology. "The Chinese passenger car market is experiencing incredible growth at 20% - 30% per year. As SmarTire offers the most technologically advanced and reliable passenger car TPMS products, we are very excited to be appointed the Master Distributor in China."

"China represents SmarTire's fastest growing international market for our aftermarket TPMS systems," says Robert Rudman, President and CEO of SmarTire. "During the past several months, Beijing Boom Technology has demonstrated a thorough understanding and commitment to our products and we look forward to working with them to fully develop the important opportunity that China represents to both of our companies."

In 2002, almost 3.25 million vehicles were sold in China. It is estimated that annual vehicle sales will reach 5 million by 2010, making China the fastest growing market in Asia. (Source: [BBC News World Edition January 31, 2003, "China car sales soar"])

SmarTire Systems Inc. develops and markets proprietary tire monitoring systems for the transportation industry worldwide. Incorporated in 1987, SmarTire is a public company with offices in North America and Europe. Additional information can be found at www.smartire.com.

Al Kozak

Al Kozak
Chief Operating Officer

SAFE HARBOUR STATEMENT

Statements in this press release which are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this press release include:: the expectation that we will successfully sign a Distributorship Agreement with Beijing Boom Technology (BBT): that BBT will purchase approximately $5.4 million of our aftermarket passenger car TPMS systems during the next two years: that BBT will establish a network of certified dealers in all provinces of China: that China represents the fastest growing international market for our aftermarket TPMS systems: that estimated annual vehicle sales in China will reach 5 million vehicles by 2010. It is important to note that actual outcomes and our actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ include our failure to reach agreement with BBT on the terms of a Distributorship Agreement, the impact of competitive products and pricing and general economic conditions as they affect our customers in China, Chinese market acceptance of our technologies and products, and BBT's ability to finance and implement its planned distribution of our products and meet its commitments under the intended Distributorship Agreement. Readers should also refer to the risk disclosures outlined in the Company's annual report of Form 10-KSB for the last completed fiscal year filed with the SEC.